Exhibit 99(a)

NEW YORK COMMUNITY BANCORP, INC.

ISSUES APPROXIMATELY 10 MILLION SHARES OF COMMON STOCK

IN A FOLLOW-ON OFFERING UNDERWRITTEN BY BEAR STEARNS

Westbury, N.Y. -- (BUSINESS WIRE) -- January 26, 2004 – New York Community Bancorp, Inc. (NYSE: NYB) announced this evening that it has issued and sold approximately 10 million shares of its common stock in a follow-on offering underwritten by Bear Stearns, generating proceeds of approximately $400.0 million, pursuant to a prospectus supplement to the prospectus filed as part of the Company’s universal shelf registration on Form S-3 dated May 29, 2003. The proceeds from the offering will be used for a variety of general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there by any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Bear Stearns at 383 Madison Avenue, New York, New York 10179, ATTN: Prospectus Dept.

New York Community Bancorp, Inc. is the $23.4 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Company currently serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

Contact:	New York Community Bancorp, Inc.

Investor Relations:

Ilene A. Angarola, (516) 683-4420

Source:	New York Community Bancorp, Inc.